Exhibit 99.1

TOREADOR INCREASES OVERALL RESERVE ESTIMATES;

EXPANDS AREAL EXTENT OF WESTERN BLACK SEA ACREAGE

Company Provides Operational Update; Hosts Breakfasts at

Howard Weil Energy Conference April 5, 6

DALLAS, TEXAS – (March 31, 2005) – Toreador Resources Corporation (NASDAQ: TRGL) will discuss its 2005 operations plan and the projected impact on intermediate-term reserve and operating-income growth during investor breakfasts it will host at the Howard Weil Energy Conference April 5 and 6 in New Orleans.

G. Thomas Graves III, Toreador president and chief executive officer, Douglas W. Weir, senior vice president and chief financial officer, and Michael J. FitzGerald, senior vice president, exploration and production, will outline the company’s international exploration and development program.

Highlights of management’s presentation will include a discussion of:
•	Targeted additions of potential reserves by year-end 2007 of 49-87 million barrels of oil equivalent (MMBOE);
•	The 50% increase in areal extent of two prospective features in the western Black Sea based on a recently completed structural interpretation of the company’s 3D seismic survey of the area;
•	Drilling of a third horizontal well in Toreador’s Charmottes Field in France following production success of the first well in 2004 and oil shows encountered in the second well.

             “Toreador has a full calendar of activity, focusing on our $46.0 million exploration and development program,” said Graves. “As we accelerate our project work in Turkey, France and Romania, we are excited about pursuing our vision for growth and creating value for our investors.”

Toreador’s current worldwide oil and gas production amounts to about 1,900 barrels of oil equivalent (BOE) per day. Toreador continues to project that production could climb to 3,000-4,500 BOE per day by late 2005.

Toreador’s Howard Weil presentation will be archived on the company’s web site, www.toreador.net. A copy of the presentation may be requested by calling the company toll-free at

1-800-966-2141.

Targeted Additions of Potential Reserves

Based on the potential success of upcoming projects, primarily in Turkey, France and Romania, the company believes that additions of potential reserves by December 31, 2007, could range from 49-87 MMBOE. In Turkey, the company anticipates that total potential reserve growth of 32-53 MMBOE could be generated from its projects, including the South Akcakoca sub-basin in the Black

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Sea – 15-25 MMBOE; the Calgan permit – 7-15 MMBOE; and the Boyabat re-entries on the Sinop permit – 10-13 MMBOE. Toreador also expects additions of potential reserves could be derived by year-end 2007 from its work in other countries: France – 10-15 MMBOE; Romania – 6-15 MMBOE; and United States – 1-4 MMBOE.

At December 31, 2004, Toreador recorded proved oil and gas reserves of 13.8 MMBOE. The company’s production has an eight-year half life and a 50-year project life.

OPERATIONAL UPDATE

Turkey – Offshore

The areal extent of the Akcakoca and Ayazli prospective features in the western Black Sea’s South Akcakoca sub-basin has increased 50%, according to Toreador’s structural interpretation of a recent $5.3 million 190-square-kilometer 3D seismic survey that better defined this natural-gas play. The company now believes these features cover 9,000 acres rather than 6,000 acres as originally evaluated. The features’ structural definition also has improved, indicating greater prospectivity in the area. Toreador’s Ayazli-1 exploratory well discovered natural gas in September 2004. Testing of the Ayazli-1 indicated that gas was present from 2,122-3,171 feet in the Eocene-age Kusuri formation, the well’s primary objective. On multiple tests combined flow rates on a 32/64-inch choke were about 15 million cubic feet (MMcf) of gas per day with an average flowing wellhead pressure of 824 pounds per square inch.

Initial development plans for the Akcakoca sub-basin include the drilling of three consecutive delineation wells. If successful, the wells will be completed and suspended as future producers. Toreador will have the option to drill up to five additional wells using the same rig that drilled the first three wells.

After Toreador completes the further analysis of the 3D seismic survey’s velocity anomalies, the company intends to begin its offshore drilling program in late April with the spudding of the Akkaya-1 delineation well, which is on trend with and located about seven miles east of the Ayazli-1 well. The Akkaya-1 will be drilled by the “Prometheus” jackup rig supplied by Grup Servicii Petroliere (GSP) Romania, a Romanian drilling company. This is the same rig that drilled the Ayazli-1 well.

Toreador also is negotiating a contract for a second rig, most likely a semi-submersible, that would be capable of drilling in somewhat deeper waters in the Akcakoca area where water depths of slightly more than 300 feet are beyond the capabilities of the available jackup rig.

Phased development of the South Akcakoca sub-basin is planned with production beginning in the second half of 2006. Two modular caisson tripod systems, key components of the development scheme that will accommodate the first three wells, are under construction in Lafayette, Louisiana, or in transit for final assembly in Ismit, Turkey. The modular technology offers an economical, efficient

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approach to both drilling and production and are identical to off-the-shelf hardware used in the near-shore Gulf of Mexico. The tripod systems can accommodate up to three wells each.

In addition, a 2D high resolution survey is under way over nine potential drilling locations in the South Akcakoca sub-basin. The data will help the company better define these drilling locations and also will be used to insure the safety of drilling rig operations.

Toreador previously has reported that the South Akcakoca sub-basin holds potential reserves of about 350 billion cubic feet (Bcf) of natural gas based on available information. The company cannot be more definitive about the area’s reserve level until delineation drilling and testing are completed. However, an initial producible reserve level of 80-100 Bcf of gas would justify production from as many as eight wells for a total gross production rate of 50-75 MMcf of gas per day. This would result in projected net annual gas sales, less operating costs, of $33.0-50.0 million to Toreador based on current gas prices in the Turkish market of $5.50-6.00 per thousand cubic feet.

Toreador is operator and holds a 36.75% working interest in this acreage.

Turkey – Onshore

In the onshore Sinop area northeast of Ankara, Toreador plans to re-enter the Boyabat-2 well in April. The company estimates the re-entry could identify 60-80 Bcf of potential field reserves. If the re-entry is successful, Toreador expects to offset the re-entry with a development well during the second half of 2005. Toreador operates and holds a 100% working interest in six Sinop permits.

Toreador is reprocessing seismic data on the Calgan-2 exploratory well, which encountered oil shows when it was drilled during the fourth quarter of 2004. Based on information processed to date from the seismic data, the company expects to re-enter the well and drill horizontally across the top of the structure during the second half of 2005. Toreador is operator and owns a 75% working interest in the Calgan-2 well.

The Calgan-2, a Cretaceous carbonate play, is testing a 5-10 million barrel prospect. If the well is successful, the company anticipates an initial production rate of about 250 barrels of oil per day (BOPD). Toreador is operator and owns a 75% working interest in the Calgan-2 well.

Steady development activity continues in the Cendere and Zeynel fields in south central Turkey. In 2004, a 3D survey was completed in the Cendere Field where Toreador holds a 19.6% working interest in most wells. The survey data has been processed and mapped, and currently is being evaluated. The company produces from the Cendere Field and from the nearby Zeynel Field where Toreador has an 8.5% royalty interest.

France

The Charmottes-108 well, Toreador’s recently drilled horizontal development well in the Charmottes Field, flowed at a rate of 20 barrels of oil per hour with a surface flowing pressure of 50 pounds per square inch during an abbreviated, preliminary testing period, similar to the pressure

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measured in the successful Charmottes-109 well drilled last summer. Toreador has set casing and production tubing on the Charmottes-108 well, which encountered oil shows over 1,122 feet during drilling. Subsequently, the company has shut in the Charmottes-108 until completion of the Charmottes-110 well, spudded in mid-March. Then both wells will be tested. If the Charmottes-108 and -110 are successful, the company could drill another 2-4 horizontal wells in the field in late 2005 and in 2006.

Toreador is completing construction of expanded production facilities in the Charmottes Field. The expanded facilities, which the company expects to be fully operational in 2005, will accommodate the Charmottes-108 and -110 wells, as well as the Charmottes-109 well, the company’s first successful horizontal development well in the field, and any future successful development wells. Temporary storage facilities, which can accommodate about 600 BOPD, will handle interim production from the Charmottes-108 and -110 wells. Production from the Charmottes-109 well currently is being handled by temporary facilities on a restricted basis.

Toreador’s Charmottes Field is the only field in the Paris Basin capable of producing from three formations – the Dogger, the Donnemarie and the Chaunoy. Toreador expects to drill at least one additional well in 2005 to exploit the reserves in the Charmottes Field’s Triassic-age Donnemarie formation, which produces at a depth of about 8,600 feet, to further develop this potential. Two of the company’s wells in this formation collectively have produced about 500,000 barrels of oil. LaRoche Petroleum Consultants, Ltd., Toreador’s independent petroleum engineers, attributed 2.3 MMBOE of probable reserves to this formation at December 31, 2004.

Also in 2005, Toreador expects to drill several development wells in its four-field Neocomian complex where oil is produced from channel sands at about 1,800 feet. During the second half of the year, the company also plans to drill up to six exploratory wells on its 183,000-acre Courtenay permit adjacent to the Neocomian complex. A geochemical study that will supplement existing geophysical and subsurface data should be completed during the second quarter. The work will help to further identify potential well locations.

Toreador is operator and owns a 100% working interest in the Charmottes and Neocomian fields and Courtenay permit.

Romania

Toreador has re-entered two of six wells on its 1,325-acre Fauresti Block. The first well re-entry has been logged and suspended pending further testing, and the rig is being moved to the second re-entry. The company anticipates re-entering four additional wells and drilling up to two new development wells on the block this year.

Toreador also plans to re-enter a well on the Viperesti Block and will continue to gather geological and geophysical information, as well as reprocess seismic data, on both the Viperesti and

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Moinesti blocks. Toreador is operator of and has a 100% working interest in these Romanian concessions.

United States

Toreador holds a 17% nonoperated working interest in the Cowherd-1 well in Marion County, Texas. The well has reached total depth, and testing of the Travis Peak formation, the primary objective, is imminent. Toreador’s investment in the Cowherd-1 well, located on a large acreage package, is indicative of the company’s strategy to participate in select domestic exploratory wells and pursue nonoperated working-interest acquisition opportunities.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Notes to Investors -- The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses the term “probable reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2004, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

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The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purposes of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Director, Investor Relations

214-559-3933 or 800-966-2141